EXHIBIT 10.4

                      PREFERRED STOCK REDEMPTION AGREEMENT


     THIS PREFERRED STOCK REDEMPTION AGREEMENT (this "Agreement") is made as of December 6, 2004 by and among INTRAC, INC., a Nevada corporation (the "Company") and AUBERRY TRADING, INC. ("Auberrry").

          A. WHEREAS, the Company has previously issued 200,000 shares of Series A Preferred Stock (the "Shares").

          B. WHEREAS, Auberry is the sole holder of the Shares.

          C. WHEREAS, the Company, Intrac Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Innovative Drug Delivery Systems, Inc., a Delaware corporation ("IDDS"), have entered into an Agreement and Plan of Merger, dated as of December 6, 2004 (the "Merger Agreement") pursuant to which IDDS will merge with Merger Sub and the stockholders of IDDS will become stockholders of the Company (the "Merger").

          D. WHEREAS, as a condition to the closing of the Merger (the "Closing") and the other transactions contemplated by the Merger Agreement, IDDS and the Company have required that the Shares be redeemed and retired at a price of $1.00, for which the holders thereof shall not thereafter have any claims or demands against the Company.

          E. WHEREAS, the Company is willing to redeem and Auberry is willing to deliver the Shares to the Company for an aggregate consideration of $1.00, provided that such redemption shall only occur concurrent with the Closing of the Merger, and not otherwise.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

     1. Redemption of the Shares. Concurrent with the Closing of the Merger, the Company shall redeem the Shares from Auberry in lieu of a payment by the Company to Auberry in the amount of one dollar ($1.00).

     2. Effect of Redemption. Following the redemption of the Shares, Auberry shall thereafter have no claims, demands or rights of any nature against the Company on account if its ownership of the Shares.

     3. Condition Precedent. The Company shall be entitled to redeem the shares and Auberry shall be required to deliver the Shares only provided a Closing of the Merger shall have occurred simultaneously therewith, and not otherwise. If a Closing of the Merger shall not have occurred prior to December 30, 2004, this Agreement shall become null and void.


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     IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date set forth above.

                                          INTRAC, INC., a Nevada corporation


                                          By:  /s/ Geoffrey Alison
                                             -----------------------------------
                                               Geoffrey Alison, Secretary


                                          AUBERRY TRADING INC.


                                          By:  /s/ Peter C. Zachariou
                                             -----------------------------------
                                               Peter C. Zachariou


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